INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Delta Oil & Gas, Inc.
(A Development Stage Company)

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-153880 of our report dated April 8, 2008, relating to the consolidated balance sheet of Delta Oil and Gas, Inc. (a Development Stage Company) as of December 31, 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2007, and for the period from inception on January 9, 2001 through to December 31, 2007.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-4.

 /s/  STS PARTNERS LLP
STS PARTNERS LLP
CHARTERED ACCOUNTANTS

Vancouver, British Columbia
January 21,  2009